Exhibit (a)(5)(ii)

February 5, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Exhibit (a)(5)(i) of Form N-CSRS dated November 30, 2024, of City National Rochdale Strategic Credit Fund and are in agreement with the statements contained therein as it regards our firm. We have no basis to agree or disagree with other statements of the registrant contained in Exhibit (a)(5)(i).

Sincerely,

/s/ EisnerAmper

EisnerAmper LLP